Exhibit 99.2

Investor Contacts:

Gina Hicks

Chief Financial Officer

Phone: 888-482-7671

ghicks@vpco.com

Vapor Corp. Enters Into Second Amended and Restated Standstill Agreements With Holders Of Its Series A Warrants

DANIA BEACH, Fla., April 11, 2016 /PRNewswire/ — Vapor Corp. (OTCQB: VPCOD) (the "Company"), a leading U.S.-based distributor and retailer of vaporizers, e-liquids, e-cigarettes and e-hookahs, announced today that the Series A Warrant Standstill Agreements (the “Amended Standstill Agreements”) have been amended and restated to permit the exercise of additional Series A Warrants. Pursuant to the terms of the Amended Standstill Agreements, on any given trading day that a holder (each, a “Holder”) of the Series A Warrant wishes to exercise its Series A Warrants, such Holder has agreed that it will not exercise its Series A Warrant into a number of shares of common stock in excess of its pro rata percentage of, in the aggregate among all Holders, 100% of the highest daily composite trading volume of the Company’s common stock for any of the three trading days immediately prior to exercise. If a Holder does not exercise its pro rata portion on a given trading day, the unexercised amounts roll over and cumulate with subsequent trading days in the same calendar week. More than 85% of the Series A Warrants are subject to the Amended Standstill Agreement.

About Vapor Corp.
Vapor Corp. is a U.S. based distributor and retailer of vaporizers, e-liquids and electronic cigarettes. It recently acquired the retail store chain "The Vape Store" as part of a merger with Vaporin, Inc. The Company's innovative technology enables users to inhale nicotine vapor without smoke, tar, ash or carbon monoxide. Vapor Corp. has a streamlined supply chain, marketing strategies and wide distribution capabilities to deliver its products. The Company's brands include VaporX®, Krave®, Hookah Stix® and Vaporin™ and are distributed to retail stores throughout the U.S. and Canada. The Company sells direct to consumer via e-commerce and Company-owned brick-and-mortar retail locations operating under "The Vape Store" brand.

3001 Griffin Road  |  Ft. Lauderdale, FL 33312  |  Phone: 1.888.766.5351  |  Fax: 1.888.882.7095
www.vapor-corp.com

Safe Harbor Statement
Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: The Material contained in this press release may include statements that are not historical facts and are considered "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Vapor Corp.'s current views about future events, financial performances, and project development. These "forward-looking" statements are identified by the use of terms and phrases such as "will," "believe," "expect," "plan," "anticipate," and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Vapor's expectations. These risk factors include, but are not limited to, the risks and uncertainties identified by Vapor Corp. under the headings "Risk Factors" in its latest Annual Report on Form 10-K. These factors are elaborated upon and other factors may be disclosed from time to time in Vapor Corp.'s filings with the Securities and Exchange Commission. Vapor Corp. expressly does not undertake any duty to update forward-looking statements.

3001 Griffin Road  |  Ft. Lauderdale, FL 33312  |  Phone: 1.888.766.5351  |  Fax: 1.888.882.7095
www.vapor-corp.com